Exhibit (e)(2)

November 19, 2012

Legg Mason Investor Services, LLC

c/o Legg Mason, Inc.

100 International Drive

Baltimore, Maryland 21202

Attn: Thomas Lemke, General Counsel

Re:	Distribution Agreement dated as of August 10, 2010

Ladies and Gentlemen:

Reference is made to the Distribution Agreement, dated as of August 10, 2010 (as amended to date, the “Agreement”), by and between State Legg Mason Investor Services, LLC , a Massachusetts trust company, and Legg Mason Partners Institutional Trust, a Maryland statutory trust (the “Trust”).

Please be advised that the Trust has established a new series of shares to be known as Western Asset Municipal High Income SMASh Fund. Please sign below to confirm your agreement that, effective as of the date provided below, Appendix A to the Agreement is hereby replaced in its entirety with the attached Exhibit A, and that the Agreement as so amended remains in full force and effect.

LEGG MASON PARTNERS INSTITUTIONAL TRUST

By:	/s/ R. Jay Gerken
Name: R. Jay Gerken
Title: President

Consented and Agreed to:

By:	/s/ Jeremiah O’Shea
Name: Jeremiah O’Shea
Title: Managing Director

Effective Date: November 28, 2012

Appendix A

As of November 28, 2012

Western Asset Institutional Cash Reserves

Western Asset Institutional Liquid Reserves

Western Asset Institutional Tax Free Reserves

Western Asset Institutional U.S. Treasury Reserves

Western Asset Institutional Government Reserves

Western Asset Institutional AMT Free Municipal Money Market Fund

Western Asset Municipal High Income SMASh Fund

Western Asset SMASh Series C Fund

Western Asset SMASh Series EC Fund

Western Asset SMASh Series M Fund